Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made as of the 5th day of December 2017, (the “Signature Date”) between comScore, Inc. (“Company”), a Delaware corporation, and Cameron Meierhoefer (“Executive”).

WHEREAS, Company employed Executive as Executive Vice President, Chief Operating Officer.

WHEREAS, the Company has undergone an involuntary reduction in force in December 2017 during which the Company determined that Executive’s employment as Executive Vice President, Chief Operating Officer would be terminated.

WHEREAS, Executive and Company desire to set forth the terms of Executive’s separation from the Company.

THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.    Separation. Executive and Company mutually agree that Executive’s role as Executive Vice President, Chief Operating Officer will cease as of December 6, 2017; however, he will thereafter continue to be a Company employee and will serve in the role of Special Advisor at his current base salary, as set forth under Paragraph 2(c) below, until March 30, 2018 (the “Separation Date”) at which time his employment with the Company will terminate. Executive acknowledges that he will cease to be an employee of the Company, in any capacity, as of the Separation Date. As of December 6, 2017, and to the extent consistent with applicable practices and procedures, Executive is also deemed to have resigned from all other elected, appointed or otherwise held positions within the Company or from any organization in which he represents the Company. Executive further agrees to execute promptly upon reasonable request by the Company any additional documents to effect the provisions of this Section 1.

2.    Payments, Benefits and Perquisites. Provided that Executive does not revoke and complies in all material respects with (and continues to comply with) all terms of this Agreement, including but not limited to his obligations under Paragraphs 6, 7 and 17 of this Agreement, and fulfills all obligations thereunder, Executive will be entitled to the following severance benefits:

a.	The Company will continue to pay Executive his annual base salary of $383,640.00, less applicable taxes and withholdings as required by law (“Severance Payments”), in accordance with the Company’s current normal payroll cycle, beginning on the first pay period after the Separation Date and continuing for a period of 12 months following the Separation Date (the “Severance Period”), unless Executive has breached any provision of this Agreement.

b.	The Company will pay Executive $759,683, less applicable taxes and withholdings as required by law, in a lump-sum cash payment on June 30, 2018, unless Executive has breached any provision of this Agreement.

c.	The Company and Executive agree that notwithstanding any provisions of this Agreement to the contrary, Executive will receive continued payment of Executive’s current base salary through the Separation Date, less appropriate federal and state withholdings, in accordance with the Company’s current normal payroll practices, which amount shall not be subject to adjustment.

d.	Executive’s health insurance will terminate on the last day of the month in which the Separation Date occurs. If eligible, and notwithstanding any provisions of this Agreement, Executive may thereafter elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, at Executive’s own expense (or, if Executive enters into this Agreement, at the Company’s expense as provided in paragraph 2(f) below). Notice of Executive’s COBRA rights will be sent to Executive under separate cover. Executive’s rights to elect such coverage are not contingent upon his entering into this Agreement.

e.	Executive agrees that, within 10 days following the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses and for all reasonable expenses incurred by Executive on behalf of the Company prior to the Separation Date and pre-approved by the Company pursuant to its regular business practice.

f.	If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, and for so long as Executive has not yet elected replacement coverage, then the Company will pay the COBRA premiums for such coverage for Executive and Executive’s eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) during the Severance Period.

g.

Executive expressly understands and acknowledges that the Company agrees to provide the above-stated payments and benefits in exchange for Executive’s compliance with the terms set out in this Agreement. Executive further acknowledges and agrees that he is not entitled to receive payment of any of the benefits set forth in Paragraph 2, except for awards under the Company’s 2007 Equity Incentive Plan (the “Equity Plan”) vested as of the Signature Date, and the benefits described in Paragraphs 2(c) and 2(e), absent execution of this Agreement and the Reaffirmation. With the exception of the benefits described in

Paragraphs 2(c) and 2(e), Executive understands and agrees that the Company shall not provide any of the consideration set forth in this Agreement (including without limitation the payments or additional benefits listed in this Paragraph 2) until after the Separation Date and only after Executive’s execution of an additional release covering the period from the Signature Date through the Separation Date (which Reaffirmation of Release of All Claims is attached hereto as Exhibit C). If Executive fails to comply with any of his obligations under this Agreement during the term for payment described above, Executive understands and acknowledges that the Company may cease making any of the above-described payments and benefits. Executive also acknowledges that if any payments are made to him under the terms of this Agreement, but are suspended as a result of a breach by Executive of any provision of this Agreement, including but not limited to his continuing obligations under Paragraphs 6, 7 and 17, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

3.    Other Compensation or Benefits. Executive acknowledges that he is not entitled to and will not receive any additional compensation, severance, or benefits from the Company after the Separation Date other than vested compensation or benefits under the Company’s employee benefit plans in accordance with the respective terms thereof or as otherwise may be required under applicable law (including but not limited to accrued vacation). Executive further understands and agrees that any options, restricted stock, and restricted stock units and other equity awards that are not vested on or before the Separation Date shall be forfeited, except for awards under the Equity Plan in which Executive is vested but have not been delivered to Executive as of the Signature Date. Awards under the Equity Plan that have vested on or before the Signature Date shall be distributed to Executive on or before March 15, 2018, and all other Awards under the Equity Plan that vest on or before the Separation Date shall be distributed to Executive as soon as practicable after the Separation Date but not later than May 30, 2018. The Company acknowledges that there are no trading restrictions that will be imposed on Executive with respect to the shares of the Company’s common stock that Executive receives upon the distribution to him of the awards under the Equity Plan. If Employee elects to exercise Employee’s vested stock options, if any, Employee must exercise such vested stock options within the specified terms and conditions as indicated under the comScore, Inc. 2007 Equity Incentive Plan, 1999 Stock Plan agreements, or Rentrak Equity Incentive Plan under which the options were granted. Pursuant to these plans, and as per a vote by the Board of Directors on April 26, 2016, the expiration date of these exercisable options has been extended to 180 days following comScore’s compliance with SEC filings.

4.    Compensation Clawback. Executive acknowledges and agrees that, in addition to any other rights the Company may have, if the Company is required to claw back any incentive or other compensation pursuant to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any other laws or regulations that may apply to Executive whether in effect now or in the future, the Company shall be entitled to cease any Severance Payments, and apply those Severance Payment amounts toward any such claw back. Nothing in this Agreement shall prevent Executive from commencing an action to challenge a termination of his Severance Payments if he believes (i) the Company was not required to claw back his Severance Payments or (ii) the Company terminated the Severance Payments in breach of this Agreement. In addition, nothing in this Agreement shall prevent or waive Executive’s ability or right to contest or defend against any claim made against him for disgorgement, penalties, fines, forfeiture, or the return of any compensation or benefits of any kind in any government inquiry or proceeding or in any litigation brought against the Company or the Executive.

5.    Return of Company Property. Executive agrees to return all Company Property that Executive has in his possession to the Company no later than the Separation Date. Executive further agrees not to retain any Company documents or any copies thereof except as provided below. “Company Property” shall include, but not be limited to: Company files; manuals; notes; drawings; records; business plans and forecasts; financial information; specifications; computer-recorded information; tangible property (including, but not limited to: computers; smart phones; cell phones; PDAs); credit cards; entry cards; identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding the foregoing, (a) Executive and his counsel may retain copies of documents relating to this Agreement, his employment relationship with the Company, and his benefits, compensation and equity interests; and (b) Executive’s counsel (and any experts engaged by such counsel) may retain any Company documents provided to such counsel by the Company, by the Executive or by counsel for any party for the purpose of assisting in their defense of Executive in any government inquiries or proceedings or in any litigation brought against the Company or Executive (the “permitted purposes”) and any copies thereof, provided that Executive’s counsel and experts use such Company documents only for the permitted purposes, maintain the confidentiality of such Company documents (including, if they must be filed in court, filing them under seal if possible), and return them to the Company when they are no longer needed for the permitted purposes (or, in the case of Company documents reflecting Executive’s attorneys’ work product or attorney-client communications between Executive and his attorneys, certifying their destruction when they are no longer legally required to be maintained), and provided further that Executive and his counsel return to the Company promptly upon request, and share with no other party without the Company’s express written consent, any Company documents containing the Company’s attorney-client privileged information or attorney work product of the Company’s counsel other than documents referenced in subparagraph (a) above.

6.    Proprietary Information and Noncompetition Obligations. Executive acknowledges his continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, executed by Executive on December 4, 2014 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A, including but not limited to, Executive’s obligations related to confidentiality, noncompetition, and noninterference with personnel relations. For purposes of Paragraph 7(d) of Exhibit A only, the parties agree that the term “person, firm, corporation or other entity that competes with the business of the Company” shall include, but not be limited to, the following entities: Nielsen, Moat, IAS, DoubleVerify, Kantar, SimilarWeb, GfK, Mediametrie, Embee, RealityMine, and Conversant as well as business lines within Vizio, AT&T, Comcast, Oracle or Adobe that compete directly or indirectly with comScore (collectively, the “Restricted Companies”); provided, however, that Executive may request that the Company consider a waiver of this Section 6 and Paragraph 7(d) of Exhibit A with respect to a specific opportunity, and the

Company will consider such request in good faith. Notwithstanding the terms of the Confidentiality Agreement, Executive shall not be restricted from entering into either an employment or consulting relationship with business lines of other companies other than the Restricted Companies so long as such business lines do not compete directly or indirectly with the business of the Company. Notwithstanding anything herein or in Exhibit A to the contrary, Executive shall not be held liable under this Agreement, Exhibit A or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.

7.    Non-Disparagement. Executive agrees to refrain from making any statement(s) that disparage the Company, its directors or executive officers. Nothing in this provision, or in any other provision of this Agreement, should be construed to limit the Executive from (i) complying with any valid subpoena or court order (about which Executive shall provide the Company with prompt notice , a copy of the subpoena or court order, and a transcript of any testimony, all to the maximum extent permitted by applicable law or policy); (ii) cooperating with any government investigation; (iii) voluntarily communicating, without notice to or approval by the Company, with any government agency regarding a potential violation of any law or regulation; (iv) cooperating with any reasonable requests by the other party hereto; or (v) responding to untruthful statements made about him or defending himself in connection with any litigation or investigation.

8.    Cooperation. Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Agreement is intended to or shall prohibit Executive from providing such cooperation. Executive also agrees to cooperate and assist comScore and/or its Board of Directors or any committees thereof in any litigation or formal or informal investigation into matters which Executive has relevant knowledge to the extent reasonably requested. Executive agrees and acknowledges that such assistance and cooperation may include, but not be limited to, providing all relevant information and documents reasonably available to Executive about matters on which he worked. Executive agrees as soon as reasonably practicable to make himself available to comScore or its representatives at a mutually agreeable time for interviews and meetings regarding any matter relating to his employment or matters on which he worked while employed at comScore as may be reasonably requested. The Company shall reimburse Executive for the reasonable time and expenses he incurs in the course of cooperating with such Company requests.

9.    Release of All Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities (except those indemnification rights excluded below) and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to any and all agreements, events, acts or conduct executed or occurring at any time prior to and including the date on which Executive executes this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, incentive payments, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (the “ADEA”); the federal Americans with Disabilities Act of 1990, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES THAT

THIS RELEASE IS A GENERAL RELEASE AND THAT BY

SIGNING THIS AGREEMENT, EXECUTIVE IS EXPRESSLY WAIVING ALL RIGHTS

FOR ALL KNOWN AND UNKNOWN CLAIMS.

Nothing in this Agreement shall be construed to prohibit Executive from commencing, instituting, participating, providing truthful information, or otherwise assisting in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other government agency; provided, however, that by signing this Agreement, Executive agrees to waive and release any right Executive may have to recover monetary relief or compensation from the Released Parties in connection with any such proceeding or investigation. For the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower or similar award. Further, this release shall not be deemed to affect a release of any claim that may not be released by law, including rights to unemployment or workers compensation, and rights to vested benefits governed by ERISA or under any other of the Company’s employee benefit and incentive plans, nor shall it be deemed to affect a release of any right to enforce the terms of this Agreement or any rights Executive may have to indemnification under the Indemnification Agreement (attached hereto as Exhibit B), the Company’s By-Laws or applicable law.

Executive understands that this Agreement: (i) does not preclude him from challenging the validity of this Agreement, including the waiver and release provisions, under the ADEA; and (ii) does not waive any rights or claims which first arise after the Signature Date.

Executive represents and warrants that Executive has not previously filed or joined in any claim released herein.

10.    Waiver and Release Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily making the above waiver and release. Executive also acknowledges that the consideration given for the waiver and the release in the preceding paragraphs hereof is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that:

a.	Executive has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so;

b.	Executive has received full and adequate consideration for this Agreement, including the waiver and release herein; and

c.	Executive fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Executive.

11.    Acknowledgment Regarding the Age Discrimination in Employment Act and, specifically, 29 U.S.C. § 626(f). Executive understands that as part of this Agreement, he voluntarily and knowingly waives rights or claims under the ADEA, and acknowledges that the knowing and voluntary waiver of his claims is in accordance with the ADEA, and, specifically, 29 U.S.C. § 626(f).

12.    Acceptance and Revocation. This Agreement was presented to Executive for review and consideration on December 1, 2017 (“Review Date”). Executive understands that he has had at least forty-five (45) days from the Review Date within which to decide whether to sign this Agreement and return it to Company. Executive further acknowledges that on December 1, 2017, he also received an attachment describing the eligibility criteria for selection for the Company’s December 2017 reduction in force, the job titles and ages of all individuals selected for involuntary separation from the Company within the Decisional Unit (as defined in that attachment), and the job titles and ages of all individuals who were not selected for involuntary separation within the Decisional Unit. Executive agrees and understands that any changes to this Agreement that may be negotiated between Executive and Company, whether material or immaterial, will not restart the time Executive has to consider and sign the Agreement. Executive understands that he may sign and return the Agreement at any time before the expiration of the forty-five (45) day period. Executive further understands that he has seven (7) days after signing this Agreement to revoke it in writing submitted to Carol DiBattiste, General Counsel and Chief Privacy, People, and Compliance Officer, at cdibattiste@comscore.com. (“Revocation Period”). This Agreement shall not become effective until (1) Executive has signed the Agreement, and (2) the Revocation Period has expired without Company having received written notice of a revocation (“Effective Date”).

13.    Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

14.    Costs. Other than any costs recoverable under the “Enforcement” Section above, the parties intend that each shall bear its own costs, if any, that may have been incurred relating to this Agreement.

15.    No Admission of Liability. This Agreement is not an admission of liability by any party.

16.    Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows (including any changes in address concerning a party hereto that have been provided to the other party):

To Company:	comScore, Inc.
Attention: General Counsel
11950 Democracy Drive, Suite 600
Reston, VA 20190

To Executive:	Cameron Meierhoefer
Address on File

With a copy to :	Benjamin Y. Lieber
Potomac Law Group PLLC
1300 Pennsylvania Avenue, NW
Suite 700
Washington, D.C. 20004

17.    Continuing Obligations. The parties agree that the terms of the Confidentiality Agreement and the Indemnification Agreement, attached hereto as Exhibits A and B, respectively, continue in full force and effect except as modified by the terms of this Agreement. For the avoidance of doubt, nothing herein alters: (i) Executive’s rights or obligations with respect to indemnification as set forth in the Indemnification Agreement, the Company’s By-Laws or applicable law; or (ii) Executive’s obligations and the Company’s rights under the Confidentiality Agreement as stated above in Paragraph 6.

18.    Section 409A. It is intended that all amounts or benefits provided under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations relating thereto, so as not to subject Executive to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted, construed, and administered accordingly; provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code. In furtherance thereof, the terms of this Agreement, to the extent necessary, may be modified to be exempt from and so comply with Section 409A of the Code. Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.

19.    Miscellaneous. This Agreement, along with the Confidentiality Agreement and the Indemnification Agreement, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Executive and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the

Company, their heirs, successors and assigns. Executive represents and warrants that Executive has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the claims released herein and Executive agrees to indemnify and hold harmless the Released Parties from any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. The waiver by the Company of any provision of this Agreement (including but not limited to Section 6) shall not operate or be construed as a waiver of any other provision or an agreement to any other request for waiver of the same provision. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without reference to its choice of law rules. This Agreement may be signed electronically and in counterparts.

The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.

December 6, 2017

COMPANY:

COMSCORE, INC.

/s/ Carol DiBattiste
Carol DiBattiste
General Counsel and Chief Privacy, People, and Compliance Officer

EXECUTIVE:

/s/ Cameron Meierhoefer
Cameron Meierhoefer